Exhibit 99.1

FOR IMMEDIATE RELEASE

MARVEL NAMES LEADING VENTURE CAPITALIST

JAMES W. BREYER TO ITS BOARD OF DIRECTORS

- Breyer Has Been Closely Involved as an Investor with over Twenty-five Successful Start-up Internet and Technology Companies -

New York, New York – June 21, 2006 -- Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, announced today that it has named James W. (“Jim”) Breyer, age 44, a General Partner of the Silicon Valley-based venture capital firm, Accel Partners, to its Board of Directors. The appointment, effective immediately, increases the size of Marvel’s Board to seven members, five of whom are independent directors.

Mr. Breyer is a prominent venture capitalist and investor with a broad range of management, strategic planning, corporate development, and finance experience. He has particular expertise and passion for investing in consumer Internet, technology, digital media, and entertainment companies. He has been responsible for Accel's investments in over twenty-five companies that have completed successful public offerings or successful mergers. He is deeply respected as an innovative investor and strategist and for understanding, valuing and nurturing the creative process within companies in which he has invested. Recently, he has also led Accel’s investment strategy and efforts in China.

Mr. Breyer is on the Board of Directors of Wal-Mart Stores, Inc., where he is the Lead/Presiding Independent Director and Chairman of the Strategic Planning and Finance Committee, and on the Board of RealNetworks. He also serves as an Investor/Board Member of a number of privately held Internet companies including Brightcove, Facebook and Prosper, and also serves on the Strategic Investment Committee/Board of Accel-KKR (a partnership with Kohlberg, Kravis and Roberts) and the IDG-Accel China Fund. Mr. Breyer is a member of the Board of Dean’s Advisors to Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.

Marvel’s Chairman, Morton Handel, commented, “Jim is a highly accomplished, successful businessman, venture capitalist and strategic thinker who brings substantial experience to our board. We are thrilled that he shares our enthusiasm for the value and potential of Marvel and our portfolio of intellectual property. Jim’s experience will be particularly helpful to our long-range strategic planning efforts in the areas of new media, e-commerce, technology and international opportunities.”

Commenting on his appointment, Mr. Breyer said, “I have long been a fan of the Marvel characters and Marvel’s creativity. The revolution taking place in media, entertainment, content distribution and consumption offers Marvel unique opportunities to expand the reach of its intellectual property in exciting new ways. I look forward to helping shape that process.”

Mr. Breyer graduated with a BS degree from Stanford University and earned an MBA degree from Harvard Business School where he was named a Baker Scholar.

Jim Breyer Named to Marvel Entertainment Board, 6/21/06	page 2 of 2

About Marvel Entertainment, Inc.

With a library of over 5,000 characters, Marvel Entertainment, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused on utilizing its character franchises in licensing, entertainment, publishing and toys. Areas of emphasis include feature films, DVD/home video, consumer products, video games, action figures and role-playing toys, television and promotions. Rooted in the creative success of over sixty years of comic book publishing, Marvel's strategy is to leverage its character franchises in a growing array of opportunities around the world.

Contact:

Company	Investor Relations
Matt Finick – SVP Corporate Development	David Collins, Richard Land
Marvel Entertainment, Inc.	Jaffoni & Collins
212/576-4035	212/835-8500
mfinick@Marvel.com	mvl@jcir.com

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